Exhibit 99.1

HubSpot Appoints Kate Bueker as Chief Financial Officer

CAMBRIDGE, MA — JUNE 13, 2018 — HubSpot, a leading CRM, marketing, sales and customer service platform, today announced that Kate Bueker will become Chief Financial Officer of HubSpot, effective June 18, 2018. Bueker brings almost 25 years of financial and operational expertise to HubSpot. As previously announced, John Kinzer will step down as Chief Financial Officer as of June 18, 2018, and will remain with HubSpot through January 3, 2019 to ensure a smooth transition of his duties to Bueker.

“Kate is a fantastic financial leader with a proven track record of helping businesses scale,” said Brian Halligan, co-founder and CEO of HubSpot. “We’re confident her extensive experience and commitment to delivering results will help drive HubSpot’s continued growth as we enter our next chapter as a company.”

“HubSpot has experienced massive growth over the past decade, and is well positioned to continue that expansion in the years to come,” said Bueker. “I’m excited to help the team execute on its mission of helping millions of organizations grow better while continuing to deliver value to its employees, customers, and shareholders.”

Bueker joins HubSpot from Akamai Technologies where she most recently served as the senior vice president of business finance and operations. Bueker held a number of finance and business development leadership positions during her 11 years at the company. Prior to Akamai, Bueker spent almost a decade in investment banking working with companies in the media and telecom sector at The Blackstone Group, UBS, Credit Suisse and Donaldson Lufkin & Jenrette. Bueker received her B.A. in mathematics from Cornell University and her M.B.A. from the Massachusetts Institute of Technology.

About HubSpot

HubSpot (NYSE: HUBS) is a leading CRM, marketing, sales, and customer service platform. Since 2006, HubSpot has been on a mission to make the world more inbound. Today, over 44,500 total customers in more than 100 countries use HubSpot’s award-winning software, services, and support to transform the way they attract, engage, and delight customers. Comprised of Marketing Hub, Sales Hub, Service Hub, and a powerful free CRM, HubSpot gives companies the tools they need to manage the customer experience from awareness to advocacy.

HubSpot has been named a top place to work by Glassdoor, Fortune, The Boston Globe, and The Boston Business Journal. The company is headquartered in Cambridge, MA with offices in Dublin, Ireland (EMEA HQ); Singapore; Sydney, Australia; Tokyo, Japan; Berlin, Germany; and Portsmouth, NH.

Learn more at www.hubspot.com.

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